Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-197953 and 333-198128, both on Form S-8 of our report dated March 21, 2017, relating to the consolidated financial statements of Green Bancorp, Inc. and subsidiaries appearing in this Annual Report on Form 10-K of Green Bancorp, Inc. and subsidiaries for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Houston, Texas

March 21, 2017